Exhibit 99.1

Media Relations: Michele Davis 212-761-9621	Investor Relations: Celeste Mellet Brown 212-761-3896

Morgan Stanley Reports First Quarter 2014:

●	Net Revenues of $8.9 Billion and Earnings per Diluted Share from Continuing Operations of $0.72

●	Excluding DVA,1 Net Revenues were $8.8 Billion and Earnings per Diluted Share from Continuing Operations of $0.682,3

●
Strong Performance Across All Business Segments; Investment Banking Ranked #1 in Global Announced M&A and #2 in Global Equity and Global IPOs;4 Record Global Fee Based Asset Flows of $19.0 Billion in Wealth Management

●	Quarterly Dividend Increased to $0.10 per Share

NEW YORK, April 17, 2014 – Morgan Stanley (NYSE: MS) today reported net revenues of $8.9 billion for the first quarter ended March 31, 2014 compared with $8.2 billion a year ago.  For the current quarter, income from continuing operations applicable to Morgan Stanley was $1.5 billion, or $0.72 per diluted share,5 compared with income of $981 million, or $0.49 per diluted share,5 for the same period a year ago.

Results for the current quarter included positive revenue related to changes in Morgan Stanley’s debt-related credit spreads and other credit factors (Debt Valuation Adjustment, DVA)1 of $126 million, compared with negative revenue of $317 million a year ago.

Excluding DVA, net revenues for the current quarter were $8.8 billion compared with $8.5 billion a year ago.6 Income from continuing operations applicable to Morgan Stanley was $1.4 billion, or $0.68 per diluted share, compared with income of $1.2 billion, or $0.60 per diluted share, a year ago.3,6

Compensation expense was $4.3 billion compared to $4.2 billion a year ago.7  Non-compensation expenses were $2.3 billion compared to $2.4 billion a year ago.

For the current quarter, net income applicable to Morgan Stanley, including discontinued operations, was $0.74 per diluted share,5 compared with net income of $0.48 per diluted share in the first quarter of 2013.5

Summary of Firm Results (dollars in millions)
	As Reported		Excluding DVA6
	Net	MS Income	Net	MS Income
	Revenues	Cont. Ops.	Revenues	Cont. Ops.
1Q 2014	$8,929	$1,466	$8,803	$1,391
4Q 2013	$7,825	$96	$8,193	$337
1Q 2013	$8,150	$981	$8,467	$1,182

Business Overview

●
Institutional Securities net revenues excluding DVA were $4.5 billion8 reflecting continued strength in Equity sales and trading and Investment Banking, and improved performance in Fixed Income & Commodities sales and trading.

●
Wealth Management net revenues were $3.6 billion and pre-tax margin was 19%.9  Fee based asset flows for the quarter were a record $19.0 billion, with total client assets exceeding $1.9 trillion at quarter end.

●	Investment Management reported net revenues of $740 million with assets under management or supervision of $382 billion.

James P. Gorman, Chairman and Chief Executive Officer, said, “This quarter we generated higher year-over-year revenues in all three of our business segments, demonstrating the momentum we have built across the Firm.  We continue to execute on our multi-year strategy to deliver consistent returns for our shareholders through revenue growth and strong expense discipline.  We are pleased that this year we will commence a further share repurchase of up to $1 billion and double our dividend.”

Summary of Institutional Securities Results (dollars in millions)
	As Reported		Excluding DVA8
	Net	Pre-Tax	Net	Pre-Tax
	Revenues	Income	Revenues	Income
1Q 2014	$4,609	$1,353	$4,483	$1,227
4Q 2013	$3,323	$(1,263)	$3,691	$(895)
1Q 2013	$4,081	$799	$4,398	$1,116

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $1.4 billion compared with $799 million in the first quarter of last year.  The quarter’s pre-tax margin was 29% (excluding DVA, 27%).8,9  Income after the noncontrolling interest allocation and before taxes was $1.3 billion.10  Net revenues for the current quarter were $4.6 billion compared with $4.1 billion a year ago.  DVA resulted in positive revenue of $126 million in the current quarter compared with negative revenue of $317 million a year ago.  Excluding DVA, net revenues for the current quarter were $4.5 billion compared with $4.4 billion a year ago.8  The following discussion for sales and trading excludes DVA.

●
Advisory revenues of $336 million increased from $251 million a year ago reflecting higher levels of M&A activity.  Equity underwriting revenues of $315 million increased from $283 million a year ago reflecting higher IPO volumes.  Fixed income underwriting revenues of $485 million increased from $411 million a year ago reflecting an increase in loan fees.

●
Equity sales and trading net revenues of $1.7 billion increased from $1.6 billion a year ago reflecting higher levels of client activity across products and particularly strong performance in prime brokerage.11

●
Fixed Income & Commodities sales and trading net revenues of $1.7 billion increased from $1.5 billion a year ago.11  Results reflect strong performance in commodities and solid results in credit and securitized products, despite lower volumes across most fixed income businesses.

●	Other sales and trading net losses of $244 million compared with net revenues of $72 million a year ago, primarily reflecting costs related to the Firm’s long-term funding.

●	Compensation expense of $1.9 billion and non-compensation expenses of $1.4 billion for the current quarter were relatively unchanged from a year ago.7

●	Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $50 million compared with $51 million in the fourth quarter of 2013.12

Summary of Wealth Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income
1Q 2014	$3,622	$691
4Q 2013	$3,732	$709
1Q 2013	$3,470	$597

WEALTH MANAGEMENT

Wealth Management reported pre-tax income from continuing operations of $691 million compared with $597 million in the first quarter of last year.  The quarter’s pre-tax margin was 19%.9  Net revenues for the current quarter were $3.6 billion compared with $3.5 billion a year ago.

●	Asset management fee revenues of $2.0 billion increased from $1.9 billion a year ago primarily reflecting an increase in fee based assets and positive flows.

●	Transactional revenues13 of $1.0 billion decreased from $1.1 billion a year ago primarily reflecting lower closed-end fund and other new issue activity.

●	Net interest income of $539 million increased from $413 million a year ago on higher deposit and loan balances.

●
Compensation expense for the current quarter of $2.2 billion increased from $2.1 billion a year ago on higher revenues.7  Non-compensation expenses of $762 million decreased from $808 million a year ago reflecting continued expense discipline.

●
Total client assets exceeded $1.9 trillion at quarter end.  Client assets in fee based accounts of $724 billion increased 17% compared with the prior year quarter.  Fee based asset flows for the quarter were $19.0 billion.

●
Wealth Management representatives of 16,426 increased from 16,284 as of March 31, 2013.  Average annualized revenue per representative of $881,000 and total client assets per representative of $118 million increased 4% and 7%, respectively, compared with the prior year quarter.

Since the second quarter of 2013, net income no longer includes a noncontrolling interest allocation to Citigroup Inc. (Citi) following the completed acquisition of the Wealth Management Joint Venture.  The prior year quarter included a noncontrolling interest allocation to Citi of $121 million.14

Summary of Investment Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income
1Q 2014	$740	$263
4Q 2013	$842	$337
1Q 2013	$645	$187

INVESTMENT MANAGEMENT

Investment Management reported pre-tax income from continuing operations of $263 million compared with pre-tax income of $187 million in the first quarter of last year.15  The quarter’s pre-tax margin was 36%.9  Income after the noncontrolling interest allocation and before taxes was $209 million.

●
Net revenues of $740 million increased from $645 million in the prior year.  Results primarily reflect higher gains on investments in Merchant Banking and higher results in Traditional Asset Management, partly offset by lower gains on investments in Real Estate Investing.16

●	Compensation expense for the current quarter of $285 million increased from $259 million a year ago.7 Non-compensation expenses of $192 million decreased from $199 million a year ago.

●
Assets under management or supervision at March 31, 2014 of $382 billion increased from $341 billion a year ago primarily reflecting market appreciation and positive flows.  The business recorded net flows of $6.0 billion in the current quarter.

CAPITAL

Morgan Stanley’s Common Equity Tier 1 capital ratio was approximately 14.1% and its Tier 1 capital ratio was approximately 15.6% at March 31, 2014.  Effective January 1, 2014, the Firm became subject to the U.S. Basel III final rule.  Certain requirements in this rule are fully in effect while others are subject to transitional provisions that, without regard to any impact on capital from future earnings and any issuances of securities qualifying as regulatory capital, are expected to reduce the Firm’s regulatory capital over the next several years.17

At March 31, 2014, book value and tangible book value per common share were $32.38 and $27.41,18 respectively, based on approximately 2.0 billion shares outstanding.

OTHER MATTERS

The effective tax rate from continuing operations for the current quarter was 33.0%, reflecting the geographic mix of earnings.

During the quarter ended March 31, 2014, the Firm repurchased approximately $150 million of its common stock or approximately 4.9 million shares.  The Firm announced a share repurchase of up to $1.0 billion of common stock beginning in the second quarter of 2014 through the end of the first quarter of 2015.

The Firm increased its quarterly dividend to $0.10 per share from $0.05 per share, payable on May 15, 2014 to common shareholders of record on April 30, 2014.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,200 offices in 43 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

This earnings release contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and other items throughout the Form 10-K and the Company’s Current Reports on Form 8-K, including any amendments thereto.

_________________________________________
1 Represents the change in the fair value of certain of Morgan Stanley’s long-term and short-term borrowings resulting from fluctuations in its credit spreads and other credit factors (commonly referred to as “DVA”).

2 From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  For these purposes, “GAAP” refers to generally accepted accounting principles in the United States.  The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results.  These measures are not in accordance with, or a substitute for GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

3 Earnings (loss) per diluted share amounts, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  Such exclusions are provided to differentiate revenues associated with Morgan Stanley borrowings, regardless of whether the impact is either positive, or negative, that result solely from fluctuations in credit spreads and other credit factors.  The reconciliation of earnings (loss) per diluted share from continuing operations applicable to Morgan Stanley common shareholders and average diluted shares from a non-GAAP to GAAP basis is as follows (shares and DVA are presented in millions):

	1Q 2014	1Q 2013
Earnings (loss) per diluted share from cont. ops. – Non-GAAP	$0.68	$0.60
DVA impact	$0.04	$(0.11)
Earnings (loss) per diluted share from cont. ops. – GAAP	$0.72	$0.49

Average diluted shares – Non-GAAP	1,969	1,940
DVA impact	0	0
Average diluted shares – GAAP	1,969	1,940

4 Source: Thomson Reuters – for the period of January 1, 2014 to March 31, 2014 as of April 1, 2014.

5 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the first quarter of 2014 and 2013 of approximately $56 million and $26 million, respectively.  Refer to page 3 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

6 Net revenues and income (loss) from continuing operations applicable to Morgan Stanley, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and income (loss) from continuing operations applicable to Morgan Stanley from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	1Q 2014	4Q 2013	1Q 2013
Firm net revenues – Non-GAAP	$8,803	$8,193	$8,467
DVA impact	$126	$(368)	$(317)
Firm net revenues – GAAP	$8,929	$7,825	$8,150

Income (loss) applicable to MS – Non-GAAP	$1,391	$337	$1,182
DVA after-tax impact	$75	$(241)	$(201)
Income (loss) applicable to MS – GAAP	$1,466	$96	$981

7 The first quarter of 2013 included severance expense of $132 million associated with the Firm’s reduction in force in January 2013 which was reflected in the business segments’ results as follows: Institutional Securities: $113 million, Wealth Management: $15 million and Investment Management: $4 million.

8 Institutional Securities net revenues and pre-tax income (loss), excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and pre-tax income (loss) from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	1Q 2014	4Q 2013	1Q 2013
Net revenues – Non-GAAP	$4,483	$3,691	$4,398
DVA impact	$126	$(368)	$(317)
Net revenues – GAAP	$4,609	$3,323	$4,081

Pre-tax income (loss) – Non-GAAP	$1,227	$(895)	$1,116
DVA impact	$126	$(368)	$(317)
Pre-tax income (loss) – GAAP	$1,353	$(1,263)	$799

9 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors to assess operating performance. Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.

10 Noncontrolling interests reported in the Institutional Securities business segment primarily represents the allocation to Mitsubishi UFJ Financial Group, Inc. of Morgan Stanley MUFG Securities Co., Ltd., which the Firm consolidates.

11 Sales and trading net revenues, including Fixed Income & Commodities (FIC) and Equity sales and trading net revenues excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The reconciliation of sales and trading, including FIC and Equity sales and trading net revenues from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	1Q 2014	1Q 2013
Sales & Trading – Non-GAAP	$3,115	$3,178
DVA impact	$126	$(317)
Sales & Trading – GAAP	$3,241	$2,861

FIC Sales & Trading – Non-GAAP	$1,654	$1,515
DVA impact	$76	$(238)
FIC Sales & Trading – GAAP	$1,730	$1,277

Equity Sales & Trading – Non-GAAP	$1,705	$1,591
DVA impact	$50	$(79)
Equity Sales & Trading – GAAP	$1,755	$1,512

12 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2013.  Refer to page 7 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

13 Transactional revenues include investment banking, trading, and commissions and fee revenues.

14 On June 28, 2013, the Firm completed the purchase of the remaining 35% interest in the Morgan Stanley Smith Barney Joint Venture from Citi, increasing the Firm’s interest from 65% to 100%.  In the quarter ended March 31, 2013, Citi’s results related to its 35% interest were reported in net income (loss) applicable to nonredeemable noncontrolling interests on page 8 of Morgan Stanley’s Financial Supplement accompanying this release.

15 Results for the first quarter of 2014 and 2013 included pre-tax income of $54 million and $50 million, respectively, related to investments held by certain consolidated real estate funds.  The limited partnership interests in these funds are reported in net income (loss) applicable to noncontrolling interests on page 10 of Morgan Stanley’s Financial Supplement accompanying this release.

16 Net revenues for the current quarter included gains of $54 million compared with gains of $52 million in the prior year first quarter related to investments held by certain consolidated real estate funds.

17 Beginning with the first quarter of 2014, the Firm calculates its Common Equity Tier 1 capital and Tier 1 capital (and the numerator of the related Common Equity Tier 1 and Tier 1 risk-based capital ratios) using the U.S. Basel III final rule’s definition of capital and regulatory deductions and adjustments, subject to transitional provisions.  In the first quarter of 2014, the Firm calculated the denominator of its risk-based capital ratios using credit risk-weighted assets (RWAs) determined under the Basel I-based rules and market RWAs determined under the existing market risk rules known as “Basel 2.5.”  The Firm’s capital takes into consideration regulatory capital requirements as well as capital required for organic growth, acquisitions and other business needs.  These computations are preliminary estimates as of April 17, 2014 (the date of this release) and could be subject to revision in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.  The methods for calculating the Firm’s risk-based capital ratios will change through 2022 as aspects of the U.S. Basel III final rule are phased in and as the Firm begins calculating RWAs using the U.S. Basel III advanced approaches in the second quarter of 2014, subject to a capital floor consisting of the Basel I-based and Basel 2.5 rules through December 31, 2014 and the U.S. Basel III standardized approach from January 1, 2015.

18 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:
	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013	Dec 31, 2013	Mar 31, 2013
Net revenues
Institutional Securities	$4,609	$3,323	$4,081	39%	13%
Wealth Management	3,622	3,732	3,470	(3%)	4%
Investment Management	740	842	645	(12%)	15%
Intersegment Eliminations	(42)	(72)	(46)	42%	9%
Consolidated net revenues	$8,929	$7,825	$8,150	14%	10%

Income (loss) from continuing operations before tax
Institutional Securities	$1,353	$(1,263)	$799	*	69%
Wealth Management	691	709	597	(3%)	16%
Investment Management	263	337	187	(22%)	41%
Intersegment Eliminations	0	0	0	--	--
Consolidated income (loss) from continuing operations before tax	$2,307	$(217)	$1,583	*	46%

Income (loss) applicable to Morgan Stanley
Institutional Securities	$925	$(563)	$641	*	44%
Wealth Management	423	476	256	(11%)	65%
Investment Management	118	183	84	(36%)	40%
Intersegment Eliminations	0	0	0	--	--
Consolidated income (loss) applicable to Morgan Stanley	$1,466	$96	$981	*	49%

Earnings (loss) applicable to Morgan Stanley common shareholders	$1,449	$36	$936	*	55%

Earnings per basic share:
Income from continuing operations	$0.73	$0.02	$0.50	*	46%
Discontinued operations	$0.02	$-	$(0.01)	*	*
Earnings per basic share	$0.75	$0.02	$0.49	*	53%

Earnings per diluted share:
Income from continuing operations	$0.72	$0.02	$0.49	*	47%
Discontinued operations	$0.02	$-	$(0.01)	*	*
Earnings per diluted share	$0.74	$0.02	$0.48	*	54%

Financial Metrics:

Return on average common equity from continuing operations	8.9%	0.3%	6.3%
Return on average common equity	9.2%	0.2%	6.2%

Return on average common equity from continuing operations excluding DVA	8.3%	1.8%	7.5%
Return on average common equity excluding DVA	8.5%	1.7%	7.4%

Common Equity Tier 1 capital ratio (transitional)	14.1%	12.8%	11.5%
Tier 1 capital ratio (transitional)	15.6%	15.7%	13.9%

Book value per common share	$32.38	$32.24	$31.21
Tangible book value per common share	$27.41	$27.16	$27.38

Notes:	-	Beginning with the first quarter of 2014, the Firm calculates its Common Equity Tier 1 capital and Tier 1 capital (and the numerator of the related Common Equity Tier 1 and Tier 1 risk-based capital ratios) using the U.S. Basel III final rule’s definition of capital and regulatory deductions and adjustments, subject to transitional provisions. For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part 2, Item 7 "Regulatory Requirements" in Morgan Stanley's Annual Report on Form 10-K for the year ended December 31, 2013. Prior periods have not been recast to reflect the new requirements.
	-	Results for the quarters ended March 31, 2014, December 31, 2013 and March 31, 2013, include positive (negative) revenue of $126 million, $(368) million and $(317) million, respectively, related to the movement in Morgan Stanley's credit spreads and other credit factors on certain long-term and short-term debt (Debt Valuation Adjustment, DVA).
	-	The return on average common equity metrics, return on average common equity excluding DVA metrics, and tangible book value per common share are non-GAAP measures that the Firm considers to be useful measures to assess operating performance and capital adequacy.
	-	Common Equity Tier 1 capital ratio (transitional) and the Tier 1 capital ratio (transitional) equals Common Equity Tier 1 capital divided by risk-weighted assets (RWAs) and Tier 1 capital divided by RWAs, respectively.
	-	Book value per common share equals common equity divided by period end common shares outstanding.
	-	Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.
	-	See page 4 and related End Notes of the Financial Supplement for additional information related to the calculation of the financial metrics.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013	Dec 31, 2013	Mar 31, 2013
Revenues:
Investment banking	$1,308	$1,559	$1,224	(16%)	7%
Trading	2,962	1,512	2,694	96%	10%
Investments	359	523	338	(31%)	6%
Commissions and fees	1,216	1,166	1,167	4%	4%
Asset management, distribution and admin. fees	2,549	2,499	2,346	2%	9%
Other	227	284	199	(20%)	14%
Total non-interest revenues	8,621	7,543	7,968	14%	8%

Interest income	1,343	1,099	1,388	22%	(3%)
Interest expense	1,035	817	1,206	27%	(14%)
Net interest	308	282	182	9%	69%
Net revenues	8,929	7,825	8,150	14%	10%
Non-interest expenses:
Compensation and benefits	4,305	3,992	4,214	8%	2%
Non-compensation expenses:
Occupancy and equipment	359	369	377	(3%)	(5%)
Brokerage, clearing and exchange fees	443	411	428	8%	4%
Information processing and communications	424	446	448	(5%)	(5%)
Marketing and business development	147	190	134	(23%)	10%
Professional services	452	548	440	(18%)	3%
Other	492	2,086	526	(76%)	(6%)
Total non-compensation expenses	2,317	4,050	2,353	(43%)	(2%)

Total non-interest expenses	6,622	8,042	6,567	(18%)	1%

Income (loss) from continuing operations before taxes	2,307	(217)	1,583	*	46%
Income tax provision / (benefit) from continuing operations	762	(402)	333	*	129%
Income (loss) from continuing operations	1,545	185	1,250	*	24%
Gain (loss) from discontinued operations after tax	39	(12)	(19)	*	*
Net income (loss)	$1,584	$173	$1,231	*	29%
Net income applicable to redeemable noncontrolling interests	0	0	122	--	*
Net income applicable to nonredeemable noncontrolling interests	79	89	147	(11%)	(46%)
Net income (loss) applicable to Morgan Stanley	1,505	84	962	*	56%
Preferred stock dividend / Other	56	48	26	17%	115%
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,449	$36	$936	*	55%

Amounts applicable to Morgan Stanley:
Income (loss) from continuing operations	1,466	96	981	*	49%
Gain (loss) from discontinued operations after tax	39	(12)	(19)	*	*
Net income (loss) applicable to Morgan Stanley	$1,505	$84	$962	*	56%

Pre-tax profit margin	26%	*	19%
Compensation and benefits as a % of net revenues	48%	51%	52%
Non-compensation expenses as a % of net revenues	26%	52%	29%
Effective tax rate from continuing operations	33.0%	*	21.0%

Notes:	-	Pre-tax profit margin is a non-GAAP financial measure that the Firm considers to be a useful measure to assess operating performance.
	-	In the quarter ended March 31, 2014, discontinued operations included a pre-tax gain on sale of $45 million ($40 million after tax) and other operating results related to Canterm Canadian Terminals, Inc. (reported in the Institutional Securities business segment).
	-	The quarter ended December 31, 2013 included a discrete tax benefit of approximately $192 million consisting of $100 million related to the remeasurement of reserves and related interest based on new information regarding the status of certain tax authority examinations and $92 million related to the establishment of a deferred tax asset associated with the reorganization of certain non-U.S. legal entities.
	-	For the quarter ended March 31, 2013, the income tax provision from continuing operations included a net tax benefit of approximately $142 million consisting of a $81 million benefit resulting from a retroactive change in U.S. tax law and $61 million discrete net tax benefit from the remeasurement of reserves and related interest (reported in the Institutional Securities business segment).

MORGAN STANLEY
Quarterly Earnings Per Share
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:
	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013	Dec 31, 2013	Mar 31, 2013

Income (loss) from continuing operations	$1,545	$185	$1,250	*	24%
Net income applicable to redeemable noncontrolling interests	0	0	122	--	*
Net income applicable to nonredeemable noncontrolling interests	79	89	147	(11%)	(46%)
Net income (loss) from continuing operations applicable to noncontrolling interests	79	89	269	(11%)	(71%)
Income (loss) from continuing operations applicable to Morgan Stanley	1,466	96	981	*	49%
Less: Preferred Dividends	54	48	24	13%	125%
Less: Morgan Stanley Smith Barney Joint Venture Redemption Adjustment	-	-	-	--	--
Income (loss) from continuing operations applicable to Morgan Stanley, prior to allocation of income to Participating Restricted Stock Units	1,412	48	957	*	48%

Basic EPS Adjustments:
Less: Allocation of earnings to Participating Restricted Stock Units	2	0	2	*	--
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$1,410	$48	$955	*	48%

Gain (loss) from discontinued operations after tax	39	(12)	(19)	*	*
Less: Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	0	0	0	--	--
Gain (loss) from discontinued operations after tax applicable to Morgan Stanley	39	(12)	(19)	*	*
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	0	--	--
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	39	(12)	(19)	*	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$1,449	$36	$936	*	55%

Average basic common shares outstanding (millions)	1,924	1,905	1,901	1%	1%

Earnings per basic share:
Income from continuing operations	$0.73	$0.02	$0.50	*	46%
Discontinued operations	$0.02	$-	$(0.01)	*	*
Earnings per basic share	$0.75	$0.02	$0.49	*	53%

Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$1,410	$48	$955	*	48%

Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	39	(12)	(19)	*	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$1,449	$36	$936	*	55%

Average diluted common shares outstanding and common stock equivalents (millions)	1,969	1,970	1,940	--	1%

Earnings per diluted share:
Income from continuing operations	$0.72	$0.02	$0.49	*	47%
Discontinued operations	$0.02	$-	$(0.01)	*	*
Earnings per diluted share	$0.74	$0.02	$0.48	*	54%

Notes:	-
The Firm calculates earnings per share using the two-class method as described under the accounting guidance for earnings per share.  For further discussion of the Firm's earnings per share calculations, see page 13 of the Financial Supplement and Note 15 to the consolidated financial statements in the Firm's Annual Report on Form 10-K for the year ended December 31, 2013.